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                                                                      EXHIBIT 99

FOR IMMEDIATE RELEASE                       Source: First Acceptance Corporation
---------------------                     Contact: Chuck Hamilton (615) 844-2811


FIRST ACCEPTANCE CORPORATION SAYS LOSSES FROM KATRINA
NOT EXPECTED TO MATERIALLY IMPACT FINANCIAL RESULTS


NASHVILLE, TN, September 6, 2005 -- First Acceptance Corporation (NYSE: FAC) said today that its losses in Mississippi and Alabama in the aftermath of Hurricane Katrina are not expected to be material to the Company's financial results.

Steve Harrison, President and CEO, said, "Although claims are only now being reported, First Acceptance Corporation has evaluated its exposure to losses in these two Southern states on the basis of number of vehicles insured by area and by average value. We do not believe that our customers' insured losses will exceed $250,000. In addition, First Acceptance has catastrophic reinsurance should losses exceed $1 million. Of our 309 total stores, we currently have a combined total of four locations in Gulfport, Mississippi and Mobile, Alabama that were most affected by the hurricane. We do not believe that the loss or slowdown of business from these and other stores in the two states will be material."

"Given this evaluation, we believe that we are very well prepared financially and operationally to meet our obligations to our customers, and that our exposure to Hurricane Katrina will not materially adversely affect our financial results for fiscal 2006."

First Acceptance Corporation will report its fourth quarter results after the market closes on Monday, September 12, 2005. The earnings release will be available on First Acceptance's website at http://www.firstacceptancecorp.com on its investor site.


ABOUT FIRST ACCEPTANCE CORPORATION

        First Acceptance Corporation began its operations as Liberte Investors, Inc. in 1986. Its insurance subsidiary, USAuto, which began operations in 1995, provides non-standard private passenger automobile insurance, primarily through employee-agents in 309 retail offices in 11 states. The Company's insurance company subsidiaries are licensed to do business in 24 states.

This press release contains forward-looking statements. These statements, which have been included in reliance on the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, involve risks and uncertainties. Investors are hereby cautioned that the statements above are based upon a preliminary analysis of the effects of Hurricane Katrina, and may also be affected by important factors including, among
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others, the factors set forth in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2004 and its other filings with the Securities and Exchange Commission. Actual operations and results may differ materially from the results discussed in the forward-looking statements. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.


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